Exhibit 99.3

Schedule A – Additional Statements Required by Rule 17g-1(g)(1)

The below chart reflects the premium allocation for the joint insured bond among the Funds that was approved by the Boards of Directors/Trustees. The premium on the joint insured bond has been paid through March 15, 2025.

FIDELITY BOND PREMIUM AMOUNT 2024

Fund Name	Identifier	Average Net Assets as of 01/31/24	Allocation	Fidelity Bond
Brookfield Real Assets Income Fund Inc.	RA	$820,888,063.93	17.78%	$2,569
Brookfield Global Listed Infrastructure Fund	BGL	244,019,372.82	5.29%	764
Brookfield Global Listed Real Estate Fund	BLR	348,346,814.56	7.55%	1,090
Brookfield Real Assets Securities Fund	RAS	48,607,410.67	1.05%	152
Brookfield Global Renewables & Sustainable Infrastructure Fund	GRSI	37,381,802.64	0.81%	117
Oaktree Diversified Income Fund Inc.	ODIF	234,062,826.92	5.07%	733
Oaktree Emerging Markets Equity Fund	EME	240,512,683.43	5.21%	753
Center Coast Brookfield Midstream Focus Fund	CCC	904,554,329.50	19.60%	2,831
Brookfield Infrastructure Income Fund Inc.	BII	1,737,375,615.12	37.64%	5,437
Total		$4,615,748,919.59	100.00%	$14,445